Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-216977, 333-229045 and 333-234173) and Form S-8 (Nos. 333-203930, 333-208325, 333-210401, 333‑216942, 333-222571, 333-229303, 333-231349 and 333-235961) of HTG Molecular Diagnostics, Inc. of our report dated March 25, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Los Angeles, California

March 25, 2020

BDO USA, LLP, a  Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.